FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2008 RESULTS

COLUMBUS, Ohio – November 6, 2008 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the third quarter and nine months ended September 30, 2008.

The Company recorded net income for the third quarter of 2008 of $1,688,000, or $.25 per basic and $.24 per diluted share, compared with $717,000, or $.10 per basic and $.09 per diluted share, in the third quarter of 2007.

Total net sales for the third quarter were $30,031,000, compared with $29,920,000 in the same quarter of 2007. Product sales for the three months ended September 30, 2008 increased 24 percent, to $29,497,000, from $23,745,000 for the same period one year ago. The increase in product sales is primarily due to increased volume for new production programs begun in 2007 for certain truck customers. Tooling sales totaled $534,000 for the third quarter 2008 versus $6,175,000 for the similar time period in 2007. Revenue from tooling projects is sporadic in nature.

For the first nine months of 2008, net income was $4,268,000, or $.63 per basic and $.61 per diluted share, compared with $3,196,000, or $.34 per basic and $.33 per diluted share, for the first nine months of 2007. In July 2007, the Company purchased 3,600,000 shares of its common stock which reduced the shares outstanding and had a favorable impact on earnings per share for the nine month period ended September 30, 2008 compared to the nine month period ended September 30, 2007. Total net sales for the first nine months of 2008 were $89,055,000, compared with $99,444,000 in the first nine months of 2007. Product sales for the first nine months of 2008 were $84,876,000 compared to $79,081,000 for the same period in 2007. Tooling sales totaled $4,179,000 for the first nine months of 2008 versus $20,363,000 for the same period in 2007.

“Overall, we are pleased with our results for the third quarter,” said Kevin L. Barnett, president and chief executive officer. “Our top line continues to benefit from new business begun last year, and we continue to be successful bringing in new business. We have worked hard to continue to improve our operations while we have kept our costs in line at current volumes,” Barnett said. “We continue to make good progress with our $20.2 million construction project to build a new 400,000 sq. ft. manufacturing facility in Matamoros, Mexico. The project is progressing to schedule with initial production expected in the first quarter of 2009.” Barnett continued “Looking forward we expect to see some softening in our sales levels in the fourth quarter in light of the uncertainties in the overall economy. Additionally, we anticipate incurring approximately $750,000 in transition expenses in the fourth quarter associated with the Matamoros construction project. We do, however anticipate a modest improvement in truck demand for 2009.”

Core Molding Technologies is a compounder of sheet molding compound (SMC) and molder of fiberglass-reinforced plastics. The Company produces high quality fiberglass-reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles and automobile aftermarkets, personal watercraft, and other commercial products. The Company offers customers a range of manufacturing processes to fit various volume and capital requirements. These processes include compression molding, resin transfer molding (RTM), epoxy molding, spray-up and hand-lay-up. Core Molding Technologies has its headquarters in Columbus, Ohio, and operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets, sometimes driven by federal and state regulations (including engine emission regulations), in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2007 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/08	09/30/07	09/30/08	09/30/07
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$29,497	$23,745	$84,876	$79,081
Tooling Sales	534	6,175	4,179	20,363

Net Sales	30,031	29,920	89,055	99,444
Cost of Sales	23,993	25,841	73,080	85,935

Gross Margin	6,038	4,079	15,975	13,509
Selling, General and Admin. Expense	3,186	2,787	8,994	8,665

Operating Income	2,852	1,292	6,981	4,844
Interest Expense/(Income) – Net	179	179	541	(51)

Income before Taxes	2,673	1,113	6,440	4,895
Income Tax Expense	985	396	2,172	1,699

Net Income	$1,688	$717	$4,268	$3,196

Net Income per Common Share
Basic	$0.25	$0.10	$0.63	$0.34
Diluted	$0.24	$0.09	$0.61	$0.33
Weighted Average Shares Outstanding:
Basic	6,749	7,442	6,740	9,340

Diluted	7,049	7,727	7,054	9,659

Condensed Consolidated Balance Sheet (in thousands)
	As of	As of
	9/30/08	12/31/07

	(Unaudited)
Assets

Cash	$—		$—
Accounts Receivable	19,906		12,470
Inventories	7,964		8,344
Other Current Assets	3,391		3,218
Property, Plant & Equipment – net	35,527		30,216
Deferred Tax Asset – net	6,172		6,174
Goodwill and Other Assets	1,218		1,273

Total Assets	$74,178		$61,695

Liabilities and Stockholders’ Equity

Note Payable – Bank Line-of-Credit	$8,191		$2,252
Current Portion of Long-term Debt	1,896		1,866
Accounts Payable	8,470		8,538
Compensation and Related Benefits	5,104		3,350
Accrued Liabilities and Other	2,323		1,772
Long-term Debt and Interest rate swaps	4,740		6,137
Deferred Long-term Gain	—		—
Post Retirement Benefits Liability	16,935		15,953
Stockholders’ Equity	26,519		21,827

Total Liabilities and Stockholders’ Equity	$74,178		$61,695